Exhibit 99.1

Media Contact:	Investor Relations Contact:
Leslie Moore	Lindsay Andrews
TIBCO Software Inc.	Sard Verbinnen & Co.
(650) 846-5025	(415) 618-8750
lmoore@tibco.com	landrews@sardverb.com

TIBCO APPOINTS NEW CHIEF FINANCIAL OFFICER

Palo Alto, CA, May 13, 2014 – TIBCO Software Inc. (NASDAQ: TIBX) today announced it has appointed Jim Johnson, a seasoned financial executive, as chief financial officer of TIBCO. Mr. Johnson most recently served as chief financial officer of Jaspersoft, a company TIBCO acquired in April 2014. Mr. Johnson’s appointment is effective immediately.

“Jim Johnson brings decades of finance experience in growing technology companies and we are confident that he will be a terrific addition to the TIBCO executive leadership team,” said Vivek Ranadivé, founder and chief executive officer, TIBCO. “We have gotten to know Jim well, particularly during the Jaspersoft acquisition, and we are fortunate to have him in this role as we integrate Jaspersoft and further expand our subscription business.”

As chief financial officer of Jaspersoft, Mr. Johnson was responsible for all internal accounting and financial controls, legal and administrative matters, and IT operations. He also oversaw the company’s strategic and operating plans. Prior to Jaspersoft, Mr. Johnson served as the chief financial officer of MSC Software, where he helped to restore the privately held software company to profitability, and VGH, an Elevation Partners-owned company that sold to Electronic Arts in 2008. Mr. Johnson’s experience also includes executive-level finance positions at VERITAS (which merged with Symantec in 2005) and Sun Microsystems, where he built a 15-year career in increasingly senior finance positions during its high growth phases. After serving in the U.S. Navy, Mr. Johnson earned a BA degree from the University of Minnesota and an MBA from the University of Chicago.

“Jim’s experience with multi-billion dollar technology companies like Sun and VERITAS will be invaluable as we pursue the next phase of growth for TIBCO,” said Murray Rode, chief operating officer, TIBCO.

Matt Langdon, who most recently served as chief financial officer, will be departing TIBCO at the end of this month. “We thank Matt for his contributions over his 11-year tenure with TIBCO and wish him the very best as he pursues his next endeavor,” said Rode.

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® – the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

###

TIBCO, TIBCO Software, Spotfire and Two-Second Advantage are trademarks or registered trademarks of TIBCO Software Inc. or its subsidiaries in the United States and/or other countries. Other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.